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                                             SEC File Number: 000-26183


                                  FORM 12b-25


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                          NOTIFICATION OF LATE FILING

                                  (Check One)

        [] Form 10-K and Form 10-KSB     [ ] Form 11-K     [ ] Form 20-F
                [X] Form 10-Q and Form 10-QSB     [ ] Form N-SAR
                        For Period Ended: June 30, 1999

                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:  N/A


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     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above,
     identify the Item(s) to which the notification relates:   N/A
                                                               ---

Part I - Registrant Information
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     Full Name of Registrant:   Altrex Incorporated
                                --------------------
     Former name if applicable: N/A
                                ---

     Address of Principal
     Executive Office (Street and Number):  124 South Wall Street
                                            ---------------------
                                            Spokane, WA   99201
                                            -------------------
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Part II - Rules 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K or Form 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-
          25(c) has been attached if applicable.

Part III - Narrative
--------------------

     State below in reasonable detail the reasons why the Form 10-K or 10-KSB, 20-F, 11-K, 10-Q or 10-QSB, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant is unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 within the prescribed time period without unreasonable effort and expense as, due to the limited available staff, vacations, and time the Registrant has been focusing its efforts on completion of its Form 10SB/A filings with SEC, and has been unable to prepare, complete, and file the requisite 10QSB in a timely manner.

Part IV - Other Information
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(1)       Name and telephone number of person to contact in regard to this notification:

     Christopher George         (509)                 252-3939
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     (Name)                     (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)) been filed?
     If the answer is no, identify report(s).  [X] Yes  [ ] No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [ X ] No





                              ALTREX INCORPORATED
                              -------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 12, 1999                       /s/Christopher George
                                            -----------------------------
                                            Christopher George
                                            President


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